Exhibit 10.4

SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”) is made effective as of [ ● ] (“Effective Date”), by and between Xenia Hotels & Resorts, Inc., a Maryland corporation (“Xenia,” and, together with its direct and indirect subsidiaries, the “Company”), XHR Management, LLC, a Delaware limited liability company, and [ ● ] (“Executive”).

[WHEREAS, the Company and Executive are parties to that certain Executive Employment Agreement, dated as of July 1, 2014, by and between the Company (formerly known as IA Lodging Group, Inc.), XHR Management, LLC (formerly IA Lodging Management, LLC) and Executive (the “Employment Agreement”); and]1

WHEREAS, the Company and Executive desire to [terminate the Employment Agreement and]2 set forth herein the terms and conditions of Executive’s compensation in the event of a termination of Executive’s employment due to certain qualifying events as described herein.

The parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Base Salary” means Executive’s annual base salary rate in effect as of immediately prior to Executive’s Qualifying Termination. For the avoidance of doubt, Executive’s Base Salary shall not include any bonus, commission or other incentive compensation.

(b) “Board” means the Board of Directors of Xenia.

(c) “Cause” means any of the following:

(i) the willful commission of an act of fraud or material dishonesty of Executive in connection with the performance of Executive’s duties to the Company, the nature of which will be provided to Executive in writing;

(ii) the deliberate or intentional continued failure by Executive to substantially perform Executive’s duties to the Company (other than Executive’s failure resulting from Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after Executive’s issuance of a Notice of Termination for Good Reason) after a written notice is delivered to Executive by the Company, which notice specifically identifies the manner in which the Company believes Executive has not substantially performed Executive’s duties and which is not cured by the Executive within 30 days of delivery of this notice;

(iii) willful misconduct by Executive that is materially detrimental to the reputation, goodwill or business operations of the Company or any affiliate;

(iv) the willful disclosure of the Company’s Confidential Information or trade secrets;

(v) a breach of Section 4 of this Agreement;

[1]	Include as applicable.
[2]	Include as applicable.

(vi) a material breach by Executive of any other agreement with the Company; or

(vii) the conviction of, or plea of nolo contendere to a charge of commission of, a felony or crime of moral turpitude by Executive,

[and provided further, that prior to the determination of “Cause,” Executive will have the opportunity to be heard by the Board and that any decision to terminate Executive for Cause will be made in good faith by the Board].3

For purposes of this Section, no act or failure to act will be considered “willful” unless it is done or omitted to be done by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company will be presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

So long as this Agreement remains in effect, in the event of any difference or inconsistency between the definition of Cause in this Agreement and any definition of Cause under the Xenia Hotels & Resorts, Inc., XHR Holdings, Inc. and XHR LP 2015 Incentive Award Plan, including but not limited to the Class A Performance LTIP Unit Agreement (2015) and Time-Based LTIP Unit Agreement, and the XHR 2014 Share Unit Plan, Share Unit Award Agreement and Share Unit Award Agreement (Contingency), the definition of Cause in this Agreement will prevail and control for all purposes with respect to Executive.

(d) “Change in Control” shall have the meaning set forth in the Xenia Hotels & Resorts, Inc., XHR Holdings, Inc. and XHR LP 2015 Incentive Award Plan. Notwithstanding the foregoing, if a Change in Control constitutes or relates to a payment event with respect to any amount which provides for the deferral of compensation and is subject to Code Section 409A, the transaction or event described in such definition with respect to such amount must also constitute a “change in control event,” as defined in Treasury Regulation § 1.409A-3(i)(5) to the extent required by Code Section 409A.

(e) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other interpretive guidance thereunder.

(g) “Good Reason” means the occurrence of any of the following events or conditions without Executive’s written consent: (i) a material diminution of Executive’s annual base salary, target annual cash bonus, or target annual equity-based compensation opportunity, in each case, as in effect on the Effective Date and as may be increased from time to time; (ii) a material diminution in Executive’s authority, duties or responsibilities as [Title]4 (which authority, duties and responsibilities shall be consistent with such position); (iii) a requirement that Executive report to anyone other than directly to [Report]5; (iv) Executive being required to relocate Executive’s principal place of employment with the Company more than 50 miles from Executive’s principal place of employment as of the date of this Agreement, it being understood that Executive may be required to travel frequently and that prolonged periods away from Executive’s principal residence shall not constitute Good Reason; (v) failure of any successor to the Company following a Change in Control to assume this Agreement and

[3]	CEO agreement only.
[4]	Applicable position.
[5]	Applicable direct report.

the obligations hereunder; or (vi) a material breach by the Company of this Agreement or any other agreement with Executive. A termination of employment by Executive shall not be deemed to be for Good Reason unless (A) Executive gives the Company written notice describing the event or events which are the basis for such termination within sixty (60) days after the event or events occur, (B) such grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of the Company’s receipt of such notice (the “Correction Period”), and (C) Executive terminates Executive’s employment no later than thirty (30) days following the Correction Period.

(h) “Qualifying Termination” means a termination of Executive’s employment with Company (i) by Executive for Good Reason, or (ii) by the Company without Cause.

(i) “Separation from Service” means a “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.

(j) “Target Bonus” means Executive’s target annual cash bonus for the year in which the Qualifying Termination occurs.

2. [Termination of Employment Agreement. The parties acknowledge that the Employment Agreement provides Executive with certain severance benefits in the event that Executive’s employment with the Company is involuntarily terminated. As of the date hereof, the Employment Agreement shall terminate and be of no further force or effect, and Executive will not be entitled to any severance or other benefits under the terms of the Employment Agreement.]6

3. Obligations of the Company.

(a) Subject to Sections 3(c), 3(f) and 4 below, in the event that Executive incurs a Qualifying Termination, Executive shall be entitled to receive:

(i) Severance pay in an amount equal to the sum of [2.99/2]7 times the sum of the Base Salary and the Target Bonus, payable over a period of 12 months in equal installments in accordance with the Company’s normal payroll practices, commencing within sixty (60) days following the date of the Executive’s Separation from Service (or, in the event that such Qualifying Termination occurs within the 24 month period following a Change in Control, payable in a lump-sum within 60 days following the date of the Executive’s Separation from Service); and

(ii) During the period commencing on the effective date of the Qualifying Termination and ending on the earlier of (A) the eighteen (18)-month anniversary thereof, or (B) the date on which Executive ceases to be eligible for COBRA continuation coverage (the “COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Code Section 4980B, the Company shall directly pay or, at its election, reimburse Executive for the COBRA premiums for Executive and Executive’s covered dependents, provided, however, that (x) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (y) the Company is otherwise unable to continue to cover Executive under its group health plans without incurring penalties (including without limitation, pursuant to the Patient Protection and Affordable Care Act or Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining COBRA premium under such plans shall thereafter be paid to Executive in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof).

[6]	Include as applicable.
[7]	2.99x for CEO and 2x for other executive officers.

(b) Treatment of Equity Awards; Other Terminations. In the event of any termination of Executive’s employment, all equity or equity-based awards granted to Executive under any equity compensation plans of the Company (“Equity Awards”) which are then outstanding and unvested shall be treated in accordance with the terms and conditions set forth in the applicable equity award agreement and equity compensation plan. Notwithstanding the immediately preceding sentence, award agreements evidencing any Equity Awards granted to Executive during the 2016 calendar year or thereafter which are subject to vesting based on the achievement of performance-based vesting conditions (the “Performance Awards”) shall provide that in the event of a Change in Control, subject to Executive’s continued service with the Company until such Change in Control, the Performance Awards shall vest based on the actual achievement of the applicable performance-based vesting conditions through and including the date of the Change of Control, without any pro ration to reflect the shortening of the performance period by reason of the occurrence of the Change in Control transaction. Upon Executive’s termination of employment for any reason other than as set forth in Section 3(a) above, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except to the extent otherwise provided by operation of this Section 3(b).

(c) Release; Compliance with Covenants. Notwithstanding anything contained herein, Executive’s right to receive (or retain) the payments and benefits set forth in this Section 3 is conditioned on and subject to (i) Executive’s execution within twenty-one (21) days (or, to the extent required by applicable law, forty-five (45) days) following the termination date and non-revocation within seven (7) days thereafter of a general release of claims substantially in the form attached hereto as Exhibit A (the “Release”), and (ii) Executive’s continued compliance with the covenants set forth in Section 4 of this Agreement and any similar covenants set forth in any other agreement between Executive and the Company.

(d) Exclusive Remedy; Other Arrangements. Except as otherwise expressly required by law or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts (if any) accruing after the termination of Executive’s employment shall cease upon such termination. The severance payments and benefits provided for in Section 3(a)(i) - (ii) above are not intended to duplicate any severance payments and/or benefits that Executive is or may become entitled to receive under any other plan, program, policy or agreement with the Company or any of its affiliates, including, without limitation, the Xenia Hotels & Resorts, Inc. Change in Control Severance Plan (collectively, “Other Arrangements”), and Executive shall not be eligible to participate in or receive severance benefits under any such Other Arrangement.

(e) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment, nor shall the amount of any payment or benefit provided for in this Section 3 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits.

(f) Parachute Payments. Notwithstanding anything to the contrary contained herein (or any other agreement entered into by and between Executive and the Company or any incentive arrangement or plan offered by the Company), in the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid to Executive by the Company (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would thereby subject Executive to an excise tax under Section 4999 of the Code (an “Excise Tax”), the provisions of this Section 3(f) shall apply. If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount which can be paid to Executive without Executive incurring an Excise Tax, then, solely to the extent that

Executive would be better off on an after tax basis by receiving the maximum amount which may be paid hereunder without Executive becoming subject to the Excise Tax, the amounts payable to Executive under this Agreement (or any other agreement by and between Executive and the Company or pursuant to any incentive arrangement or plan offered by the Company) shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without Executive becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”). In the event Executive receives reduced payments and benefits as a result of application of this Section 3(f), Executive shall have the right to designate which of the payments and benefits otherwise set forth herein (or any other agreement between the Company and Executive or any incentive arrangement or plan offered by the Company) shall be received in connection with the application of the Payment Cap, subject to the following sentence. Reduction shall first be made from payments and benefits which are determined not to be nonqualified deferred compensation for purposes of Section 409A of the Code, and then shall be made (to the extent necessary) out of payments and benefits that are subject to Section 409A of the Code and that are due at the latest future date.

4. Executive Covenants. Executive acknowledges that, to the extent provided herein, the covenants contained in this Section 4 will survive the termination of Executive’s employment and that the consideration noted in Section 3, as well as Executive’s employment with the Company, is sufficient compensation for such covenants. For purposes of this Section 4, “Company” means Xenia and its subsidiaries, parent companies and affiliated companies.

4.1 Nondisclosure of Confidential Information. “Confidential Information” means data and information relating to the business of the Company, which is disclosed to or created by Executive, or of which Executive becomes aware as a consequence of Executive’s relationship with the Company, that has value to the Company and is not generally known to competitors of the Company. Subject to the foregoing, Confidential Information includes, but is not limited to, business development, marketing and sales programs, customer, potential customer and supplier/vendor information, customer lists, employee information, marketing strategies, Company financial results, information related to mergers and acquisitions, pricing information, personnel information, financial data, regulatory approval strategies, investigative records, research, marketing strategy, testing methodologies and results, computer programs, programs and protocols, and related items used by the Company in its business, whether contained in written form, computerized records, models, prototypes or any other format, and any and all information obtained in writing, orally or visually during visits to offices of the Company. Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (B) has been independently developed and disclosed by others without violating this Agreement, or (C) otherwise enters the public domain through lawful means. Executive acknowledges that he will continue to receive and develop Confidential Information of the Company as a necessary part of Executive’s job. Executive agrees that while employed by the Company, Executive will continue to benefit and add to the Company goodwill with its clients and in the marketplace generally. Executive further agrees that loss of such clients will cause the Company significant and irreparable harm and that the restrictions on Executive’s use of such Confidential Information are reasonable and necessary to protect the Company’s legitimate business interests in its Confidential Information. Accordingly, Executive will not at any time during Executive’s employment by the Company, and for so long thereafter as the pertinent information or documentation constitutes Confidential Information as defined above, use or disclose to others any Confidential Information, except as specifically authorized in a signed writing by the Company or in the performance of work assigned to Executive by the Company. The covenants made by Executive herein are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright and trade secret laws, and laws concerning fiduciary duties. Executive hereby agrees not to disclose, copy, or remove from the premises of the Company any documents, records, tapes or other media or format that contain or may contain Confidential Information, except as required by the nature of Executive’s duties for the Company.

4.2 Return of Company Property. Promptly following a termination of Executive’s employment, or at any time at the request of the Company, Executive will return to Company all Confidential Information, physical property of the Company and any information relating to the clients or customers of the Company that Executive may possess or have under Executive’s control, together with all copies thereof, including but not limited to company hardware, records, memoranda, notes, plans, reports, computer tapes, software and other documents and data containing confidential information.

4.3 Noncompetition. Except on behalf of the Company, and other than any passive investments by Executive approved by the Board in advance and in writing, Executive acknowledges and agrees that during the term of Executive’s employment with the Company and for [twelve/six] ([12/6])8 months following the termination of Executive’s employment for any reason or no reason, Executive will not directly or indirectly engage in or associate with (including, without limitation, engagement or association as a sole proprietor, owner, employer, director, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise), any person or entity engaged in the business of (i) operating or managing real estate investment trusts or other entities, in each case that are engaged in the business of owning, purchasing or selling lodging properties in the upscale, upper upscale or luxury segments anywhere in the United States, or (ii) owning, purchasing or selling lodging properties in the upscale, upper upscale or luxury segments anywhere in the United States (a “Competing Business”), provided that Executive may own or manage, or participate in the ownership or management of, any entity that he owned or managed, or participated in the ownership or management of, prior to the commencement of Executive’s employment with the Company, which ownership, management or participation has been disclosed in writing to the Company on or prior to the date hereof; and provided, further, that Executive may own, directly or indirectly, up to one percent (1%) of any class of “publicly traded securities” of any entity that is a Competing Business. For the purposes of this Section 4.3, “publicly traded securities” shall mean securities that are traded on a national securities exchange. Notwithstanding the foregoing, Executive shall no longer be subject to the terms of this Section 4.3 from and following the occurrence of a Change in Control with respect to any period following the termination of Executive’s employment with the Company.

4.4 Employee and Independent Contractor Nonsolicitation and Noninterference. During the term of Executive’s employment with the Company and for [twelve/six] ([12/6])9 months following the termination of Executive’s employment for any reason or no reason, Executive will not, directly or indirectly (i) recruit, hire, retain or attempt to recruit, hire or retain, any then-current employee or independent contractor of the Company or any former employee who was employed by the Company within the prior six (6) months, for employment or engagement with an entity other than the Company, or (ii) entice or attempt to persuade the Company’s then-current employee or independent contractor to leave employment or engagement with the Company.

4.5 Nondisparagement. Executive shall not make, and the Company shall instruct each member of the Board and each executive officer of the Company not to make, or cause to be made, during the term of Executive’s employment with the Company and at all times thereafter, any statement or communicate any information (whether oral or written) that disparages the Company or Executive, respectively, including, with respect to Executive’s obligations, the Company’s subsidiaries or parent companies or any of their respective officers, directors, board members, investors, shareholders, agents or employees.

[8]	12 months for CEO and 6 months for other executive officers.
[9]	12 months for CEO and 6 months for other executive officers.

4.6 Termination of Offices and Directorships. Upon a termination of Executive’s employment for any reason or no reason, except to the extent otherwise determined by the Board in its sole discretion, Executive shall be deemed to have resigned from all offices, directorships and other employment positions, if any, then held with the Company and any of its subsidiaries or affiliates, [including, if any, the position of a director on the Board which Executive has been appointed to as the Company’s Chief Executive Officer,]10 and Executive agrees that he shall take all actions reasonably requested by the Company to effectuate the foregoing.

4.7 Reasonableness. Executive acknowledges that the provisions contained in this Section 4 are reasonable and necessary to protect the Company’s interests in its good will, business relationships, and Confidential Information and that the Company will suffer substantial harm if Executive engages in any of the prohibited activities. Executive warrants that no provision of this Section 4 will work to prevent Executive from earning a living.

4.8 Enforcement. It is the desire and intent of the parties hereto that the provisions of Section 4 of this Agreement be construed independently of one another to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Each restriction contained in this Section 4 is intended to be severable, and the unenforceability of any such provision shall not affect the enforceability of any other provision of Section 4. The Company shall be entitled to all rights and remedies as set forth in this Section 4 until the expiration of the covenants contained herein in accordance with their terms. The parties agree and acknowledge that damages will be difficult, if not impossible, to calculate in the event of a breach, or threatened breach, of any of the provisions of this Section 4 and, in any event, damages will be an insufficient remedy in the event of such breach. Accordingly, the parties agree that the Company shall, in addition to all other remedies, be entitled to injunctive relief in the event of any breach of the provisions of this Section 4.

5. At-Will Employment Relationship. Except as may be expressly provided in an applicable Other Arrangement, Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either Executive or the Company. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and an authorized representative of the Company. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

6. General Provisions.

6.1 Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. Any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company shall assume and perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

[10]	CEO agreement only.

6.2 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

6.3 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

6.4 Recoupment. Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges that he will be subject to any clawback or recoupment policies adopted by the Company, including policies adopted pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the shares of Xenia may be listed.

6.5 Withholding. Executive shall be liable for all income taxes incurred with respect to all benefits provided under this Agreement. All payments required to be made to Executive under this Agreement shall be subject to withholding of amounts relating to income tax, excise tax, employment tax and other payroll taxes to the extent determined by the Company to be required to be withheld pursuant to applicable law or regulation.

6.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Florida applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.

6.7 Arbitration.

(a) The Company and Executive mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims related in any way to Executive’s relationship with the Company and its subsidiaries, parents and affiliates, including, but not limited to, any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability); any dispute, controversy or claim arising out of or relating to this Agreement or the breach of this Agreement; and any dispute as to the arbitrability of a matter under this Agreement (collectively, “Claims”); provided, however, that nothing in this Agreement shall require arbitration of any Claims which, by law, cannot be the subject of a compulsory arbitration agreement.

(b) All Claims shall be resolved exclusively by arbitration administered by JAMS under its Employment Arbitration Rules and Procedures then in effect (the “JAMS Rules”). Notwithstanding the foregoing, the Company and Executive shall have the right to (i) seek a restraining order or other injunctive or equitable relief or order in aid of arbitration or to compel arbitration, from a court of competent jurisdiction, or (ii) interim injunctive or equitable relief from the arbitrator pursuant to the JAMS Rules, in each case to prevent any violation of this Agreement. The Company and Executive must notify the other party in writing of a request to arbitrate any Claims within the same statute of limitations period applicable to such Claims.

(c) Any arbitration proceeding brought under this Agreement shall be conducted before one arbitrator in Orange County, Florida, or such other location to which the parties mutually agree. The arbitrator shall be selected in accordance with the JAMS Rules, provided that the arbitrator shall be an attorney with significant experience in employment matters. Each party to any dispute shall pay its own expenses, including attorneys’ fees; provided, however, that the Company shall pay all costs and fees that Executive would not otherwise have been subject to paying if the claim had been resolved in a court of law and, to the extent required by applicable law for this arbitration provision to be enforceable, the Company shall reimburse Executive for any reasonable travel expenses incurred by Executive in connection with Executive’s travel to Florida for any arbitration proceedings. The arbitrator will be empowered to award either party any remedy at law or in equity that the party would otherwise have been entitled to had the matter been litigated in court, including, but not limited to, general, special and punitive damages, injunctive relief, costs and attorney fees; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law, and the arbitrators shall be required to follow the laws of the State of Florida consistent with Section 6.6 of this Agreement.

(d) Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed in any court having jurisdiction thereof. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(e) It is part of the essence of this Agreement that any Claims hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, the Company and Executive agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as necessary and appropriate for the preparation and conduct of the arbitration proceedings, or as may be required by any legal process, or as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.

6.8 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by e-mail, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at Executive’s most recent address on the records of the Company and to the Company at its principal place of business, or such other address as either party may specify in writing.

6.9 Survival. The rights and obligations of the parties under Sections 1 (“Definitions”), 3 (“Obligations of the Company”), 4 (“Executive Covenants”), and 6 (“General Provisions”) of this Agreement shall survive termination of Executive’s employment with the Company to the extent necessary for the intended preservation of such rights and obligations.

6.10 Entire Agreement. This Agreement constitutes the entire agreement between the parties in respect of the subject matter contained herein and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, [including the Employment Agreement,]11 provided, however, that for the avoidance of doubt, all Other Arrangements (as such Other Arrangements may be amended, modified or terminated from time to time) shall remain in effect in accordance with their terms, subject to Section 3(d) above. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

6.11 Code Section 409A.

(a) To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Code Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Code Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Code Section 409A, and/or (ii) comply with the requirements of Code Section 409A; provided, however, that this Section 6.11(a) shall not create any obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(b) If Executive is a “specified employee” (as defined in Code Section 409A), as determined by the Company in accordance with Code Section 409A, on the date of Executive’s Separation from Service, to the extent that the payments or benefits under this Agreement are subject to Code Section 409A and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), then the payment of such amounts shall be delayed and such portion delayed pursuant to this Section 6.11(b) shall be paid or distributed to Executive in a lump sum on the earlier of (i) the date that is six (6)-months and one day following Executive’s Separation from Service, (ii) the date of Executive’s death or (iii) the earliest date as is permitted under Code Section 409A (the “Six Month Delay”). Any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(c) Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment for purposes of this Agreement and no payments shall be due to Executive under this Agreement that are payable upon Executive’s termination of employment until Executive would be considered to have incurred a Separation from Service from the Company. In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code and any payments described herein that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing, any right to a series of installment payments pursuant to this Agreement shall be treated as a right to a series of separate payments. Specifically, to the extent the provisions of Treasury Regulation Section 1.409A-1(b)(9) are applicable to any individual installment payment that becomes payable under this Agreement, the portion of the such payment that is

[11]	Include as applicable.

less than the limit prescribed under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (or any successor provision) shall, to the extent permitted by Section 409A, be payable to Executive in the manner prescribed herein without regard to the Six Month Delay.

(d) To the extent that any payments or reimbursements provided to Executive under this Agreement (including pursuant to Section 6.14 below) are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such payments or reimbursements shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

6.12 Amendment. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto.

6.13 Source of Funds. Amounts payable to Executive under this Agreement shall be from the general funds of the Company. Executive’s rights to unpaid amounts under this Agreement shall be solely those of an unsecured creditor of the Company.

6.14 Consultation with Legal and Financial Advisors. By executing this Agreement, Executive acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with Executive’s personal legal and financial advisors; and that Executive has had adequate time to consult with Executive’s advisors before executing this Agreement. [The Company agrees to reimburse Executive for up to $15,000 in legal fees incurred by Executive prior to the Effective Date for this consultation and advice.]12

6.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

[12]	CEO agreement only.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATE FIRST ABOVE WRITTEN.

XENIA HOTELS & RESORTS, INC.

By:
Name:
Title:

XHR MANAGEMENT, LLC

By:
Name:
Title:

EXECUTIVE

EXHIBIT A

GENERAL RELEASE AND WAIVER

FORM OF RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Xenia Hotels & Resorts, Inc. and its direct and indirect subsidiaries (including, without limitation, XHR Holdings, Inc., XHR LP and XHR Management, LLC), and each of their partners, associates, affiliates, subsidiaries, predecessors, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, or under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent, which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever arising from the beginning of time to the date hereof (hereinafter called “Claims”).

The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the undersigned’s employment by the Releasees, or any of them, or the termination thereof; any claim for wages, salary, commissions, bonuses, incentive payments, profit-sharing payments, expense reimbursements, leave, vacation, severance pay or other benefits; any claim for benefits under any stock option, restricted stock, restricted stock unit or other equity-based incentive plan of the Releasees, or any of them (or any related agreement to which any Releasee is a party); any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on the Releasee’s right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay Act, the Family Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the National Labor Relations Act, [ ● ],13 each as amended. Notwithstanding the foregoing, this Release shall not operate to release any Claims which the undersigned may have with respect to (i) payments or benefits to which the undersigned may be entitled under Section 3 of the Severance Agreement (the “Severance Agreement”), dated [ ● ], by and between the undersigned and Xenia Hotels & Resorts, Inc. (the “Company”), (ii) payments or benefits under any agreement evidencing outstanding equity-based awards in the Company or its subsidiaries held by the undersigned, (iii) accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice or program of the Company or its subsidiaries, (iv) rights to indemnification arising under any indemnification agreement between the undersigned and the Company or its subsidiaries, any D&O insurance policy maintained by the Company or its subsidiaries or under the bylaws, certificate of incorporation of other similar governing document of the Company or its subsidiaries.

THE UNDERSIGNED ACKNOWLEDGES THAT THE UNDERSIGNED HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

[13]	Applicable state law references.

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS THE UNDERSIGNED MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

[IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(1) HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(2) HE HAS FORTY-FIVE (45) DAYS FROM HIS SEPARATION FROM SERVICE (AS DEFINED IN THE SEVERANCE AGREEMENT) TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

(3) HE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE IT, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.]14

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against the Releasees, or any of them, and the undersigned agrees to indemnify and hold the Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by the Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Releasees, or any of them, any of the Claims released hereunder, then the undersigned shall pay to the Releasees, and each of them, in addition to any other damages caused to the Releasees thereby, all attorneys’ fees incurred by the Releasees in defending or otherwise responding to said suit or Claim. Nothing herein shall prevent the undersigned from raising or asserting any defense in any suit, claim, proceeding or investigation brought by any of the Releasees, and by raising or asserting any such defense, the undersigned shall not become obligated to pay attorneys’ fees under this paragraph.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

The undersigned acknowledges that different or additional facts may be discovered in addition to what is now known or believed to be true by him with respect to the matters released in this Agreement, and the undersigned agrees that this Agreement shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

[14]	Include as applicable.

IN WITNESS WHEREOF, the undersigned has executed this Release this             day of                     , 20    .

[NAME]